UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2005
NORTHLAND CABLE TELEVISION, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF WASHINGTON	333-43157	91-1311836

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

101 STEWART STREET, SUITE 700, SEATTLE, WASHINGTON	98101

(Address of principal executive offices) (Zip Code)
(206) 621-1351

(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On December 22, 2005, the Company entered into a first lien credit facility (the First Lien Facility) and second lien credit facility (the Second Lien Facility, and together with the First Lien Facility, the Facility) with General Electric Capital Corporation, as administrative agent for a lending syndicate. The Facility provides for total borrowings of up to $125 million, including a $25 million First Lien Term A loan, a $50 million First Lien Term B loan, a $15 million First Lien revolving credit facility (the Revolver) and a $35 million Second Lien Term Loan. The Facility is available on a multi-draw basis for up to 45 days after the closing of the transaction at which time the First Lien Term A loan, the First Lien Term B Loan and the Second Lien Term Loan are to be fully drawn. Upon the completion of funding (expected to be January 2006), the funds from the Facility are intended to be used to refinance existing senior bank debt, to redeem in their entirety all of the Company’s senior subordinated notes pursuant to the optional redemption provisions of those notes, and to provide funds for future capital expenditures and working capital. The Company has paid certain fees to the lending syndicate as part of this transaction. The First Lien Facility is collateralized by a first lien position on all present and future assets and stock of the Company and its subsidiaries. The Second Lien Facility is collateralized by a second lien position, behind the First Lien Facility, on all present and future assets and stock of the Company and its subsidiaries.
The Revolver is available on a fully revolving basis, subject to compliance with the terms of the Facility, and matures on December 22, 2011. All amounts borrowed under the Revolver are due and payable upon maturity. The Company intends to draw approximately $6.25 million under the Revolver upon funding of the Facility, while retaining the ability to draw down the remainder of the $15 million Revolver borrowing limit during the term of the Revolver. The First Lien Term A loan matures December 22, 2011, with amortization to be paid quarterly, beginning March 31, 2007. The First Lien Term B Loan matures December 22, 2012, with amortization to be paid quarterly beginning March 31, 2006. The $35 million Second Lien Term Loan matures June 22, 2013 with all amounts due and payable upon maturity.
Annual maturities of the Facility, assuming that the Company draws $6.25 million on the Revolver upon funding are as follows:

2007	$1,750,000
2008	3,000,000
2009	4,250,000
2010	9,250,000
2011	15,500,000
2012	47,000,000
2013	35,000,000

$116,250,000

Interest is payable at rates per annum equal to, at the Company’s option: (1) a base rate (the “Base Rate”) equal to the higher of (a) the prime rate or (b) 0.50% plus the overnight federal funds rate or (2) the London Interbank Offered Rate (“LIBOR”), plus applicable margins, which vary based on certain financial covenants.

The First Lien Facility and the Second Lien Facility contain a number of covenants. Such covenants include, among other things, that the Company comply with specified financial ratios, including maintenance, of: (A) Maximum Capital Expenditures (as defined in the Facility) of not more than $9,200,000 initially, decreasing over time; (B) a Minimum Fixed Charge Coverage Ratio (as defined in the Facility) of not less than 1.00 to 1.00; (C) a Minimum Interest Coverage Ratio (as defined in the Facility) of not less than 1.50 to 1.00 initially increasing over time; (D) a Maximum Total Leverage Ratio (as defined in the Facility) of not more than 6.75 to 1.00 initially, decreasing over time; (E) a Maximum First Lien Leverage Ratio (as defined in the Facility) of not more than 4.75 to 1.00 initially, decreasing over time; and (F) Minimum EBITDA (as defined in the Facility) of not less than $17,500,000 initially, increasing over time. The Facility provides that Maximum Capital Expenditures are to be tested on an annual basis and the other financial ratios are to be tested on a quarterly basis.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On December 22, 2005, the Company entered into the Facility with General Electric Capital Corporation, as administrative agent for a lending syndicate, as described in Item 1.01.
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expected completion of the funding and the intended use of funds are forward-looking statements. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These risks include the risk that closing conditions might not be satisfied, that the Company may not be able to redeem its senior subordinated notes in the time periods required by the Facility, and the possibility that management of the Company may decide to use the funds from the Facility for purposes other than those described herein, to the extent permitted by the Facility. These and other important factors may cause the Company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this Current Report on Form 8-K are made only as of the date hereof. The Company does not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northland Cable Television, Inc.
Dated: December 27, 2005	By:	/s/ GARY S. JONES
		Name:	Gary S. Jones
		Title:	President

Dated: December 27, 2005	By:	/s/ RICHARD I. CLARK
		Name:	Richard I. Clark
		Title:	Executive Vice President, Treasurer and Assistant Secretary